Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

September 24, 2009
Date of Report (Date of earliest event reported)

Freestone Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-28753	33-0880427
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Republic Center, Suite 1350 325 N. St. Paul St. Dallas, TX 75201
(Address of Principal Executive Offices)

214-880-4870
(Issuer Telephone number)

Check the appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

               On April 24, 2009 the Company entered into a Stock Purchase Agreement (the “Agreement”) with Environmental Services and Support, Inc., a California corporation (“Enviro Serv”) and Lawrence Shultz, an individual (“Shultz”) that provides for the sale to and purchase by Enviro Serv and Schultz of 31, 603,734 shares of common stock of the Company (“Company Shares”) in exchange for and purchase by the Company of all of the issued and outstanding shares of capital stock (the “EOSI” Shares”) of Earth Oil Services, Inc., a Nevada corporation (“EOSI”) plus the payment of a contingency amount of $250,000 (the “Contingency Amount”) to an Enviro Serv creditor. A copy of the Agreement is filed herewith as an exhibit to this Form 8-K Current Report. See Item 9 below.

Enviro Serv owns certain proprietary technology that is a chemical solvent that can separate, extract and recycle hydrocarbon contaminants from ground soils, tar sands, vessels and other materials (the “Technology”). In this connection, Enviro Serv has engaged a fabricator to build a prototype machine (the “Prototype”) designed to be used in conjunction with the Technology. Enviro Serve is indebted to the fabricator for its development of the Prototype. As aforesaid, the Company has agreed to pay this indebtedness (the Contingency Amount) if certain conditions are met such as release of all liens on the Prototype and demonstrations that the Prototype effectively does what it is designed to do, i.e. recover the chemical solvent after use.

 Enviro Serv has granted licenses to EOSI to use the Technology. The licenses are EOSI’s principal assets. Copies of the License Agreements between Enviro Serv and ESOI are attached to the Agreement as Exhibit A thereto.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description
10.1	Stock Purchase Agreement dated September 24, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESTONE RESOURCES, INC.

September 25, 2009	By:	/s/ Clayton Carter
Clayton Carter Chief Executive Officer